Exhibit 10.57

Board of Directors' Compensation

Director compensation for the May 2018 to May 2019 term:

Board/Committee Role	Total Comp May 2018 to May 2019
Chairperson (1)	$420,000
Audit Committee Chair	$295,000
Audit Committee Member	$270,000
Compensation Committee Chair	$285,000
Compensation Committee Member	$260,000
Investment & Capital Committee Chair	$285,000
Investment & Capital Committee Member	$260,000
New Director (2)	$260,000
Additional Pay
Nominating & Governance Committee Chair	$20,000
Nominating & Governance Committee Member	$15,000

(1) The Chairperson will not receive compensation for committee assignments except as Nominating & Governance Committee Chair.
(2) Compensation for new Directors that have not received a committee assignment is based upon the lowest paying Committee Member role, and prorated based on length of tenure remaining in the term.